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                                                                       EXHIBIT 3


                      CBS/SPORTSLINE STOCKHOLDER AGREEMENT


     This CBS/SPORTSLINE STOCKHOLDER AGREEMENT (this "Agreement") is made and entered into as of March 5, 1997, between SportsLine USA, Inc., a Delaware corporation (the "Company"), and CBS INC., a New York corporation ("CBS").

                                R E C I T A L S

     A. CBS and the Company have entered into that certain Agreement, dated as of the date hereof (the "Principal Agreement;" capitalized terms used herein and not otherwise defined shall have the meanings defined in the Principal Agreement), pursuant to which, among other things, CBS will acquire shares of Common Stock and Warrants in consideration of the license by CBS of the CBS Logos and the CBS Content and provision by CBS of certain broadcast advertising and promotion.

     B. CBS and the Company have agreed that the terms and conditions of this Agreement shall govern CBS's rights with respect to the shares of Common Stock it acquires pursuant to the Principal Agreement or upon the exercise of the Warrants.

     NOW THEREFORE, in consideration of the above recitals and the mutual covenants made herein, the parties hereby agree as follows:

1.   INFORMATION AND DIRECTOR RIGHTS.

     1.1 Financial and Other Information. The Company covenants and agrees that, so long as the CBS Percentage (as defined in Section 1.3 hereof) is at least ten percent (10%), the Company will furnish to CBS such financial and other information (including annual, quarterly and monthly reports and an annual budget) as the Company may from time to time be acquired to furnish to the holders of the Company's outstanding Series A, Series B or Series C preferred stock (the "Preferred Stock Holders") pursuant to the Amended and Restated Investors' Rights Agreement dated as of September 25, 1996, among the Company, the holders of the Preferred Stock, The Estate of Burk Zanft and Michael Levy, as now in effect and as hereinafter amended from time to time in accordance with the terms thereof (the "Investors' Rights Agreement"). Such financial and other information shall be provided to CBS by the Company at such time or times and in the same manner as it is provided to the Preferred Stock Holders in accordance with the Investors' Rights Agreement. CBS agrees to hold all such financial and other information received pursuant to this Section 1.1 in confidence, and not to use or disclose any of such information to any third party (other than to any regulatory authority to which CBS is subject requesting the same), except to the extent such information may be made publicly available by the Company.

     1.2 CBS Designees. So long as the CBS Percentage is at least ten percent (10%), CBS shall have the right to elect (and maintain in office) as members of the Company's Board of Directors (the "Board") a number of individuals equal to the product of (i) total number of members of the Board, times (ii) the CBS Percentage (the "CBS Designees"). The CBS Designees shall be designated from time to time in writing by CBS. Upon execution of this Agreement, the Company shall cause two (2) CBS Designees to be appointed to the Board. The Company further agrees to use its best efforts to cause the nomination and election from time to time of the CBS Designees, including obtaining the agreement of the holders of a majority of its outstanding Common Stock and preferred stock to vote their shares of the Company's capital stock to cause the election to the Board of any CBS Designees designated for election to the Board by CBS.

     1.3 Observer Rights. If CBS is no longer entitled to appoint CBS Designees in accordance with Section 1.2, then so long as CBS owns not less than 250,000 shares of Common Stock, CBS, at its own expense, shall be entitled to have a representative attend all meetings of the Company's Board of Directors in a nonvoting observer capacity (each, a "CBS Representative"). If CBS designates a CBS Representative to the Company, the Company shall concurrently provide the CBS Representative with

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copies of all notices, minutes, consents and other materials it provides to members of the Board of Directors; provided, that the CBS Representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude any CBS Representative from any meeting or portion thereof if access to such information or meeting or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to any CBS Representative.

     1.4 CBS Percentage. For purposes of this Agreement, the term "CBS Percentage" shall mean, at any particular time, that percentage determined by dividing (a) the sum of (i) the number of shares of Common Stock CBS then holds, plus (ii) the number of shares of Common Stock which CBS thereafter has the right to acquire under the Principal Agreement or upon exercise of any Warrants outstanding or to be granted thereunder, by (b) the sum of (i) the total number of shares of Common Stock of the Company then outstanding plus
(ii) the total number of shares of Common Stock of the Company into which all then outstanding shares of preferred stock of the Company are then convertible plus (iii) the number of shares of Common Stock of the Company reserved for issuance under stock purchase and stock option plans of the Company and outstanding options and warrants.

2.   RIGHT OF FIRST REFUSAL.

     2.1 General. CBS shall have the right of first refusal to purchase the CBS Percentage of all (or any part) of any New Securities that the Company may from time to time issue after the date of this Agreement.

     2.2 New Securities. "New Securities" shall mean any Common Stock or preferred stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or preferred stock; provided, however, that the term "New Securities" does not include: (i) shares of the Company's Common Stock (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to incentive agreements or plans unanimously approved by the Board of Directors of the Company ("Employee Options"); (ii) any securities issuable upon conversion of or with respect to any then outstanding shares of the Company's Series A, Series B or Series C preferred stock or Common Stock or other securities issuable upon conversion thereof; (iii) any securities issuable upon exercise of any of the options, warrants or rights (other than Employee Options) ("Warrant Securities") outstanding as of the date hereof, any Warrant Securities hereafter unanimously approved by the Board of Directors of the Company, and any Common Stock or other securities issuable upon the conversion of any Warrant Securities; (iv) shares of the Company's Common Stock or preferred stock issued in connection with any stock split or stock dividend;
(v) securities offered by the Company to the public pursuant to a registration statement filed under the Securities Act; (vi) up to 50,000 shares of the Company's Common Stock (and/or options or warrants therefor) issued or issuable to nonaffiliate third parties providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing, provided that this exception (vi) shall not apply unless the arrangement is unanimously approved by the Company's Board of Directors; or (vii) securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity.

     2.3 Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give CBS written notice of its intention to issue New Securities (the "Notice"),


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describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. CBS shall have fifteen
(15) days from the date of mailing of any such Notice to agree in writing to purchase the CBS Percentage of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed the CBS Percentage).

     2.4 Failure to Exercise. In the event that CBS fails to exercise the right of first refusal within such fifteen (15) day period, then the Company shall have 120 days thereafter to sell the New Securities with respect to which CBS's rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Notice. In the event that the Company has not issued and sold the New Securities within such 120 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to CBS pursuant to this Section 2.

3.   REGISTRATION RIGHTS.

     3.1  Definitions. For purposes of this Section 3:

          (a) Registration. The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the declaration or ordering of effectiveness of such registration statement.

          (b) Registrable Securities. The term "Registrable Securities" means: all shares of Common Stock (i) issued by the Company to CBS as Content Shares or Ad Shares pursuant to the Principal Agreement, (ii) issuable upon the exercise of outstanding and exercisable Warrants granted pursuant to the Principal Agreement, and (iii) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (i) or (ii) of this Section 3.1(b); excluding in all cases, however, any Registrable Securities sold by CBS in a transaction in which rights under this Section 3 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

          (c) Registrable Securities Then Outstanding. The number of shares of "Registrable Securities then outstanding" shall mean the number of shares of Common Stock which are Registrable Securities and (1) are then issued and outstanding or (2) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities.

          (d) Form S-3. The term "Form S-3" means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          (e) SEC. The term "SEC" or "Commission" means the United States Securities and Exchange Commission.

     3.2 Demand Registration. If the Company shall receive at any time six months or more after the effective date of the Company's initial public offering of its securities pursuant to a registration filed under the Securities Act a written request from CBS that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3.2, then the Company shall effect, as soon as practicable and in any event within sixty (60) days of the


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receipt of such request, the registration under the Securities Act of all
Registrable Securities which CBS requests to be registered and included in such registration by such written notice, subject only to the limitations of this
Section 3.2; provided that the Registrable Securities requested by CBS to be registered pursuant to such request must have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than $5,000,000.

     If CBS intends to distribute the Registrable Securities covered by its request by means of an underwriting, then CBS shall so advise the Company as a part of its request made pursuant to this Section 3.2. The underwriter shall be selected by the Company with the consent of CBS, which consent will not unreasonably be withheld, and CBS shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this
Section 3.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise CBS, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated first, to the Company, second, to the Preferred Stock Holders, if and to the extent such Preferred Stock Holders have exercised their registration rights granted under the Investors' Rights Agreement, and third, if and only to the extent that the inclusion of such Registrable Securities will not reduce the amount of the shares that the Preferred Stock Holders may include in such registration and underwriting, to CBS; provided, however, that the managing underwriter(s) shall have the absolute right and discretion to exclude from a registration and underwriting relating to the Company's initial public offering any and all of the Registrable Securities. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

     The Company is obligated to effect only one (1) registration pursuant to this Section 3.2. The Company shall not be deemed to have effected a registration pursuant to this Section 3.2 unless a registration statement in respect thereof shall have been declared effective by the Commission.

     Notwithstanding the foregoing, if the Company shall furnish to CBS a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of CBS; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

     3.3 Piggyback Registrations. The Company shall notify CBS in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including registration statements relating to secondary offerings of securities of the Company but excluding registration statements relating to offerings of securities pursuant to any employee benefit plan or a corporate reorganization) and will afford CBS an opportunity to include in such registration statement all or any part of the Registrable Securities then held by CBS. If CBS desires to include in any such registration statement all or any part of the Registrable Securities then held by it, CBS shall, within twenty
(20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities CBS wishes to include in such registration statement. If CBS decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, CBS shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.


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     If a registration statement under which the Company gives notice under this Section 3.3 is for an underwritten offering, then the Company shall so advise CBS. In such event, the right of CBS to have any of its Registrable Securities included in a registration pursuant to this Section 3.3 shall be conditioned upon CBS's participation in such underwriting and the inclusion of CBS's Registrable Securities in the underwriting to the extent provided herein. CBS and any other stockholders proposing to distribute their Company securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to the Preferred Stock Holders, if and to the extent such Preferred Stock Holders have exercised their registration rights granted under the Investors' Rights Agreement, and third, if and only to the extent that the inclusion of such Registrable Securities will not reduce the amount of the shares that the Preferred Stock Holders may include in such registration and underwriting, to CBS; provided, however, that the managing underwriter(s) shall have the absolute right and discretion to exclude from a registration and underwriting relating to the Company's initial public offering any and all of the Registrable Securities. If CBS disapproves of the terms of any such underwriting, CBS may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

     3.4 Form S-3 Registration. In case the Company shall receive from CBS a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities then owned by CBS, then the Company will, as soon as practicable after receipt of the request, file a Form S-3 registration statement covering such Registrable Securities and effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of such Registrable Securities, together with the securities of any holders of securities of the Company (other than CBS) entitled to inclusion in such registration; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.4;

               (i) if the Company is not then eligible for the use of Form S-3, or if Form S-3 is not available for such offering by CBS;

               (ii) if CBS, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000;

               (iii) if the Company shall furnish to CBS a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve month period for a period of not more than 120 days after receipt of the request of CBS under this Section 3.4;

               (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for CBS or other holders of its securities; or


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               (v)    in any particular jurisdiction in which the Company would
be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

     A Form S-3 registration effected pursuant to this Section 3.4 shall not be deemed to be demand registration as described in Section 3.3 above.

     3.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of CBS, keep such registration statement effective for up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed, whichever is earlier; provided, however, that such one hundred twenty day (120) shall be extended for a period of time equal to the period CBS refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to CBS such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by CBS that are included in such registration.

          (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by CBS, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. CBS and any other holders of securities of the Company included in such registration and participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify CBS at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) Furnish, at the request of CBS, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to CBS, addressed to the

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underwriters, if any, and CBS and any other stockholders requesting registration of securities in such registration, and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to CBS and any other stockholders requesting registration of securities in such registration, addressed to the underwriters, if any, and to CBS and such other stockholders.

          (h) Cause the Registrable Securities registered pursuant hereto to be listed on each securities exchange or market on which similar securities issued by the Company are then listed.

          (i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

     3.6 Expenses. All expenses incurred by the Company in connection with a registration pursuant to Section 3.2, 3.3 or 3.4 (excluding underwriters' and brokers' discounts and commissions), including, without limitation all federal and "blue sky" registration and qualification fees, printing expenses, fees and disbursements of the Company's accountants and counsel, and reasonable fees and disbursements of one counsel for CBS and all other selling stockholders, shall be borne by the Company. CBS and each other stockholder participating in a registration pursuant to Section 3.2, 3.3 or 3.4 shall bear their proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts and commissions payable to underwriters or brokers in connection with such offering.

     3.7 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.2, 3.3 or
3.4 that CBS shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to timely effect the registration of its Registrable Securities.

     3.8 Delay of Registration. CBS shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

     3.9 Indemnification. in the event any Registrable Securities are included in a registration statement under Sections 3.2, 3.3 or 3.4:

          (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless CBS, its officers and directors, any underwriter (as deemed in the Securities Act) for CBS and each person, if any, who controls CBS or any such underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement; and the Company will reimburse CBS and each such officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as




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incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 3.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case to CBS or any such officer or director, underwriter or controlling person for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by CBS or such officer, director or controlling person.

          (b) By CBS. To the extent permitted by law, CBS will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other holder selling securities under such registration statement or any of such other holder's partners, directors or officers or any person who controls such holder within the meaning of the Securities Act or the 1934 Act, against any losses, claim, damages or liabilities to which the Company or any such director, officer, controlling person, underwriter or such holder, partner or director, officer or controlling person of such other holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by CBS expressly for use in connection with such registration; and CBS will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other holder, partner, officer, director or controlling person of such other holder in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred; provided, however, that the indemnity agreement contained in this subsection 3.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of CBS (which consent shall not be unreasonably withheld); and provided further, that the total amounts payable in indemnity by CBS under this Section 3.9(b) in respect of any Violation shall not exceed the net proceeds received by CBS in the registered offering out of which such Violation arises.

          (c) Notice. Promptly after receipt by an indemnified party under this Section 3.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.9.

          (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and CBS are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to



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the benefit of CBS if a copy of the Final Prospectus was furnished to CBS and was not furnished by CBS to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

          (e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) CBS, or any controlling person of CBS, makes a claim for indemnification pursuant to this Section 3.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of CBS or any such controlling person in circumstances for which indemnification is provided under this Section 3.9; then, and in each such case, the Company and CBS will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others and based on equitable considerations) in such proportion so that CBS is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling holders are responsible for the remaining portion; provided, however, that, in any such case, (A) CBS will not be required to contribute any amount in excess of the net proceeds received by CBS from the offering pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

          (f)  Survival. The obligations of the Company and CBS under this
Section 3.9 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

          (g) Conflict with Underwriting Agreement. In the event of any conflict between the indemnity provisions of this Agreement and those of any underwriting agreement entered into by the Company, CBS and any other holders with respect to a registration of Registrable Securities, the provisions of the underwriting agreement shall supersede and control.

     3.10 "Market Stand-Off" Agreement. CBS hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the Company owned by CBS for up to one hundred eighty
(180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that (a) such agreement shall be applicable only to the first two such registration statements of the Company which cover securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement, and (b) all executive officers and directors and, to the extent finally required by the Company's underwriters, employees of the Company then holding Common Stock of the Company enter into or become bound by similar agreements. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of CBS until the end of such period.

     3.11 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

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          (a)  Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

          (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

          (c) So long as CBS owns any Registrable Securities, to furnish to CBS upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the 1934 Act (at any time after it has become subject to the reporting requirements of the 1934 Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as CBS may reasonably request in availing itself of any rule or regulation of the Commission allowing CBS to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the 1934 Act).

     3.12 Termination of the Company's Obligations. The Company shall have no obligations pursuant to Sections 3.2 through 3.5 with respect to: (i) any request or requests for registration made by CBS on a date more than five (5) years after the closing date of the Company's initial public offering; or (ii) any Registrable Securities proposed to be sold by CBS in a registration pursuant to Section 3.2, 3.3 or 3.4 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by CBS may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

     3.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of CBS, enter into an agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed under Section 3.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of CBS which are included.

4.  ASSIGNMENT; AMENDMENT; TERMINATION OF CERTAIN RIGHTS.

     4.1 Assignment. Neither party shall assign this Agreement or any of its rights or obligations hereunder, in whole or in part, without the other party's prior written consent; provided, that in the event CBS assigns its rights under the Principal Agreement to a CBS Assignee, such CBS Assignee shall succeed to all of CBS's rights under this Agreement, subject to CBS's obligations hereunder.

     4.2 Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a written instrument executed by the Company and CBS. Any amendment or waiver effected in accordance with this Section 4.2 shall be binding upon the Company, CBS and each permitted successor or assignee of each of the foregoing.

     4.3 Termination of Certain rights. The rights of CBS under Sections 1.1, 1.2, 1.3, 2.1, 2.3 and 2.4 hereof, and the Company's obligations under such sections, shall terminate (i) immediately upon the closing of the first underwritten sale of Common Stock of the Company to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act, covering the offer and sale of Common Stock to the public, or
(ii) upon (a) the acquisition of all or substantially

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all the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) or more of the voting power of the corporation or other entity surviving such transaction. Notwithstanding clause (i) above, if the Preferred Stock Holders retain their rights of first refusal to purchase New Securities after the Company's initial public offering pursuant to the terms of the Investors' Rights Agreement, then the rights of CBS under Section 2 of this Agreement shall continue in effect until such time as the rights of first refusal of the Preferred Stock Holders are terminated.

     5.  GENERAL PROVISIONS.

          5.1 Notices. All notices hereunder shall be in writing and shall be given by (i) certified or registered mail, return receipt requested, (ii) hand delivery, or (iii) nationally recognized overnight courier service; a notice shall be deemed to have been given (a) when delivered by hand (b) three days after mailing, in the case of certified or registered mail, and (c) one business day after being forwarded to a nationally recognized overnight courier service for overnight delivery; in each case correctly addressed to such party at its address set forth below or such other address as such party may specify by notice to the other parties hereto:

          (a) if to the Company, at 6340 N.W. 5th Way, Fort Lauderdale, Florida 33309, Attention: President; and

          (b) if to CBS Sports, at 51 West 52nd Street, New York, New York 10019, Attention: President.

          5.2 Entire Agreement. This Agreement, together with all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

          5.3 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, excluding that body of law relating to conflict of laws and choice of law.

          5.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

          5.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

          5.6 Successors And Assigns. Subject to the provisions of Section 4.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

          5.7 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

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          5.8  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          5.9 Costs And Attorneys' Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

          5.10 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically by proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

     IN WITNESS WHEREOF, the parties hereto have executed this CBS/SportsLine Stockholder Agreement as of the date and year first above written.

SPORTSLINE USA, INC.


By:  Michael Levy
   ---------------------
Title:  President

CBS INC.


By:  Fredric G. Reynolds
   ---------------------
Title:

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